EXHIBIT 10.1

TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (the "Agreement"), dated 25th of March 2008, is entered into by and between Oakridge International Corporation, a Nevada Corporation having a principal place of business located at 16 Floor, Suite 1609 Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong, ("Oakridge") and Total Union PCB Recycle Limited, a Hong Kong Corporation having a principal place of business located at DD134 Lot 260, Lung Kwu Sheung Tan, Tuen Mun, New Territories, Hong Kong ("Total Union").

RECITALS

WHEREAS, Total Union owns and operates a Printed Circuit Board Recycling plant in Tuen Mun, Hong Kong. Total Union owns the operational and distribution rights to the process of the Total Union's PCB Recycle Process outside of mainland China ("PCB Recycle Technology") which was developed by members of Total Union; and

WHEREAS, the PCB Recycle Technology is a revolutionary recovery process of precious metals and plastic resin from PCBs from a crushing process that produces no secondary pollution; and

WHEREAS, Oakridge wishes to set up the Printed Circuit Board Recycle Technology in USA and develop the Printed Circuit Board ("PCB") recycle market in USA; and

WHEREAS, Oakridge wishes to obtain from Total Union, and Total Union is willing to grant to Oakridge, a right and license under the Licensed Technology (as defined hereinafter below) to set up the PCB Recycle Technology in USA and develop the recycle PCB market in the USA.

NOW, THEREFORE, Total Union and Oakridge agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1

"Affiliate" shall mean (a) any entity controlled, controlling or under common control with, directly or indirectly, at least fifty percent (50%) of the stock normally entitled to vote for election of directors of a party; or (b) any entity at least fifty percent (50%) of whose stock normally entitled to vote for election of directors is controlled, controlling or under common control with, directly or indirectly, a party, or, if such level exceeds that which is otherwise permissible in the country of residence of such entity, the maximum level permitted in such country.

1.2	"Effective Date" shall mean the date of transfer by Oakridge to Total Union of the initial Process Payment of USD10,000 which shall be paid within 10 days of the date of this Agreement.

1.3

"PCB Recycle Technology" shall mean the printed circuit board recycle technology and process developed by Total Union or its Affiliate to process and recycle printed circuit boards by a crushing process that possess no secondary pollution to recover precious metals and plastic resin.

1.4

"Intellectual Property Rights" shall mean all rights owned or otherwise held by Total Union or its Affiliate, in, to or under patents and patent applications, whether domestic or foreign, and all divisions, continuations and continuations- in-part of any patent applications, and all patents which may issue from any patent applications, and all reissues, reexaminations and extensions of patents, relating to Total Union's PCB Recycle Technology.

1.5

"Technology Rights" shall mean all rights owned or otherwise controlled by Total Union or its Affiliates, in, to or under technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to Total Union's PCB Recycle Technology which are not covered by Intellectual Property Rights, but which are necessary for the practice and full utilization of inventions at any time disclosed or claimed under the Intellectual Property Rights.

1.6	"Termination Date" shall mean 30 September 2008 or any other date agreed by the Parties.

1.7

Rules of Construction. As used in this Agreement, all terms defined in the singular shall include the plural, and vice versa, as the context may require. The words "hereof," "herein," and "hereunder" and other words of similar import refer to this Agreement as a whole. The word "including" when used herein is intended to be exclusive and is not intended to mean "including, without limitation." The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement has been negotiated and drafted by the parties with assistance by counsel and shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the Agreement being applied in favor or against either party.

2.	TECHNOLOGY EVALUATION

2.1	Grant. Subject to the terms and conditions stated herein, Total Union hereby grants to Oakridge the right to evaluate the PCB Recycle Technology at Total Union's recycle plant.

2.2	Ownership. Oakridge acknowledges and agrees that Total Union is and shall remain the sole and exclusive owner of the PCB Recycle Technology.

2.3	No Other Rights. Except as expressly provided herein, no right, title, or interest is granted by Total Union to Oakridge in, to or under the PCB Recycle Technology.

3.	PAYMENT

3.1

Technology License Payment. Subject to the terms set forth below in this Section, Oakridge shall pay Total Union a total technology license fee equal to $50,000 ("Technology Transfer Fee"). Such Technology Transfer Fee shall be paid in two installments. The first installment equal to US$10,000 shall be paid on the Effective Date as a refundable deposit ("Initial Process Payment"). The second and final installment equal to US$40,000 shall be paid on or before September 30, 2008. After the second payment all funds will be non-refundable ("Final Process Payment").

3.2

Technology Process Payment. Oakridge shall pay the Initial Process Payment at the Effective Date and upon receipt of such payment, Total Union shall allow Oakridge access to the technology process at Total Union's PCB Recycle Plant in Tuen Mun. For avoidance of doubt, Total Union is not obligated to provide any documents, information or knowledge on PCB Recycle Technology other than to provided access to Oakridge representatives to the Tuen Mun plant. Total Union may refuse any access at its sole and absolute discretion, if it deems that any such access may jeopardize the confidentiality of its technology.

3.3

Final Process Payment. Oakridge shall notify Total Union 10 days advance notice in writing that it intends to make the Final Process Payment. Total Union shall then prepare the Technology Process Documents for delivery to Oakridge at the Final Process Payment date. On the date of the Final Process Payment, Oakridge shall pay Total Union the Final Process Payment, and Total Union shall deliver Technology Process Documents to Oakridge including and not limited to the Technology License Agreement, PCB Recycle Equipment Acquisition Agreement and the Royalty Agreement.

4.	TECHNOLOGY EVALUATION PROCESS

4.1

Use of Resources. Oakridge is expressly prohibited from using any resources belonging to Total Union, including but not limited to engineering resources, equipment and Total Union's employees and consultants, without first obtaining express written permission from Total Union. Such permission shall be requested and obtained from Total Union's Chief Executive Officer and Chief Financial Officer, and such officers of Total Union shall have the authority to grant such permission. Payment for Oakridge's use of Total Union's resources shall be determined by Total Union' Chief Executive Officer and Chief Financial Officer, shall be made by Oakridge to Total Union and, in the case of Total Union's employees, shall not exceed two times such employee's hourly rate.

4.2

Solicitation of Employees. Except as provided in this Section 4, Oakridge is expressly prohibited from soliciting any employee or consultant of Total Union involved with the development of Total Union's PCB Recycle Technology.

4.3

Transfer of Technology. Oakridge agrees that copies of all information and descriptions of technology, including but not limited to, all ideas, inventions, discoveries, specifications, designs, know-how, notes, memoranda, documentation, test fixtures, calibration equipment, all copyrighted materials, and all intellectual property rights constituting, embodied in, or pertaining to any of the foregoing, developed by Oakridge as a result of this PCB Recycle Technology shall be transferred by Oakridge to Total Union. Total Union hereby grants to Oakridge an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free right and license under intellectual property covering such information and technology to use and otherwise exploit such information and technology.

4.4	No Conflicts. Oakridge agrees not to conduct any work for its own behalf or seek out any services from any party which relates to development of a PCB Recycle Technology.

4.5

Right of Access. Representatives of Oakridge shall have the right to visit Total Union's facilities during normal business hours to observe, discuss progress with representatives of Total Union and Total Union's contractors, consultants, and subcontractors, and inspect all relevant documents; provided that, with respect to any visit or inspection of documents, Oakridge shall notify Total Union of its intention to visit or inspect documents at least five (5) business days in advance; and provided further that copies of any documents shall be provided to Oakridge only after consent by Total Union, such consent not to be unreasonably withheld; and provided further that any and all information obtained by Oakridge as a result of actions permitted under this Section 4.5, including without limitation any and all copies of documents, shall be deemed Confidential Information of Total Union and shall be subject to the restrictions set forth in Article 6 below.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1

Representations, Warranties and Covenants of Total Union. Total Union represents, warrants and covenants that: (i) Total Union or its Affiliate owns the rights, title and interest in the PCB Recycle Technology; (ii) the PCB Recycle Technology is free and clear of any lien, encumbrance, security interest and restriction on license; (iii) to the best of Total Union' knowledge as of the Effective Date, the PCB Recycle Technology does not infringe any intellectual property right of any third party; (iv) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the PCB Recycle Technology; (v) Total Union is a corporation, duly organized validly existing and in good standing under the laws of the Hong Kong; and (vi) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Total Union.

5.2

Representations, Warranties and Covenants of Oakridge. Oakridge represents, warrants and covenants that: (i) during the term of this Agreement, Oakridge will not conduct any work for its own behalf or seek out any services from any party which relates to development of PCB recycle technology in competition with Total Union's PCB Recycle Technology; (ii) Oakridge is a corporation, duly organized validly existing and in good standing under the laws of the State of Nevada; and (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Oakridge.

5.3

Effect of Representations, Warranties and Covenants. It is understood that if the representations and warranties made by a party under this Article 5 are not true and accurate, or if the covenants made by a party under this Article 5 are not upheld and complied with, and the other party incurs damages, liabilities, costs or other expenses as a result of such falsity or non-compliance, the party making such representations, warranties and covenants shall indemnify and hold the other party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result of such falsity or such non-compliance.

6.	CONFIDENTIAL INFORMATION

6.1

General. Total Union and Oakridge each agree that all information contained in documents marked "confidential" which are received by one party from the other party, and all information indicated to be Confidential Information in Sections 4.5 (collectively, "Confidential Information") shall be received in strict confidence, used only for the express purposes set forth in this Agreement, and not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, unless such Confidential Information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees, agents, or permitted successors or assigns, (iii) was lawfully disclosed to the recipient party by a third party having no obligation to the disclosing party, (iv) was already known by the recipient party at the time of disclosure, (v) was independently developed by the recipient without use of or access to such Confidential Information or (vi) is required to be disclosed to a government agency.

6.1

Protection of Confidential Information. Each party's obligations of confidentiality, non-use and nondisclosure set forth in Section 6.1 shall be fulfilled by using at least the same degree of care with the other party's Confidential Information as it uses to protect its own confidential information. This obligation shall continue in full force and effect during the term of this Agreement and thereafter for a period of two (2) years.

7.	INFRINGEMENT BY THIRD PARTIES

7.1	General. Oakridge shall notify Total Union if it learns of any possible infringement by any third party of the Intellectual Property Rights.

7.2

Cooperation. In any suit or dispute involving an infringer, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit, at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

8.	INDEMNIFICATION

8.1

General. Oakridge shall hold harmless and indemnify Total Union, its officers, employees and agents from and against any claims, demands or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights and licenses granted hereunder by Oakridge, its Affiliates or their officers, employees, agents or representatives, except to the extent that any such claims, demands or causes of action arise as a result of Total Union' negligence or misconduct.

9.	TERM AND TERMINATION

9.1	Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until Termination Date, or a date agreed by the Parties in writing.
9.2	Termination for Cause. Either party may, without penalty, terminate this Agreement, effective upon written notice to the other party in the event of one of the following events:

9.2.1.

The other party materially breaches this Agreement, and such breach remains uncured for thirty (30) days following written notice of breach by the non-breaching party, unless such breach is incurable, in which event termination shall be immediate upon receive of written notice; and

9.2.2.

To the extent permitted by applicable, a petition for relief under any bankruptcy statute is filed by or against the other party, or the other party makes an assignment for creditors, or a receiver is appointed for all or a substantial party of the party's assets, and such petition, assignment or appointment is not dismissed or vacated within sixty (60) days.

9.3	Upon termination of this Agreement by Total Union pursuant to Section 9.2, Total Union shall have the right to forfeit the Initial Process Payment.

9.4

Return of Confidential Information. Upon termination of this Agreement by Total Union pursuant to Section 9.2, Oakridge shall promptly return to Total Union any Confidential Information of Total Union received from Total Union prior to such termination, and Oakridge shall be no longer be entitled to use any such Confidential Information for any purpose.

9.5	Accrued Rights. Expiration or termination of this Agreement shall not release either party from any obligation theretofore accrued.

9.6	Survival. Articles 5, 6, and 10, and Sections 9.4, 9.5 and 9.6, of this Agreement shall survive expiration or termination of this Agreement for any reason.

10.	MISCELLANEOUS

10.1

Governing Law. This Agreement shall be governed by, and construed and interpreted, in accordance with the laws of the Hong Kong Special Administrative Region without reference to principles of conflicts of laws.

10.2

Compliance with Laws. Each party shall perform this Agreement in compliance with all applicable federal, national, state and local laws, rules and regulations and shall indemnify the other party and its customers for loss or damage sustained because of such party's noncompliance with any such law, rule or regulation. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any law or regulations.

10.3

Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY.

10.4

Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party's control and without such party's fault or negligence.

10.5

Independent Contractors. The relationship of Total Union and Oakridge established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between Total Union and Oakridge. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

10.6

Confidentiality of Agreement. Except as required by law, neither party to this Agreement shall disclose the contents or any term of this Agreement to any person or entity without the prior written consent of the non-disclosing party.

10.7	Assignment. The parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a third party without the prior written consent of the other party hereto.

10.8	No Use of Names. Neither party will use the name of the other in its advertising or promotional materials without the prior written consent of such other party.

10.9

Notices. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service (such as FedEx) at the address of each party below, or to such other address or as either party may substitute by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

If to Total Union:	Total Union PCB Recycle Limited. DD134 Lot260 Lung Kwu Sheung Tan Tuen Mun, New Territories Hong Kong Attn: Chief Executive Officer

If to Oakridge:	Oakridge International Corporation 16 Floor, Suite 1609 Jie Yang Building 271 Lockhart Road, Wanchai, Hong Kong Attn: Chief Executive Officer

10.10

Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

10.11

Severability. If any provision of any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

10.12

Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements, and writings in respect hereto.

10.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, Total Union and Oakridge have executed this Agreement by their respective duly authorized representatives.

TOTAL UNION PCB RECYCLE LIMITED ("Total Union")	OAKRIDGE INTERNATIONAL CORPORATION ("Oakridge")

/s/ Chan Kam Lung	/s/ Ku Sau Shan
-----------------------------	--------------------------
Print: Chan Kam Lung	Print: Ku Sau Shan
Title: Chief Executive Officer	Title: Chief Executive Officer